Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF LOUISIANA

IN RE:	§	Chapter 11
§
HARVEST OIL & GAS, LLC, et al.	§	CASE NO. 09-50397
	§	(Jointly Administered)
Debtors	§

ORDER CONFIRMING THIRD AMENDED PLAN OF REORGANIZATION AS

JOINTLY PROPOSED BY THE DEBTORS, MACQUARIE AMERICAS CORP.

AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

(AS MODIFIED AS OF MARCH 31, 2010)

This matter came before the Court on the confirmation of the Third Amended Plan of Reorganization as Jointly Proposed by the Debtors, Macquarie Americas Corp. and the Official Committee of Equity Security Holders (as Modified as of March 31, 2010) [Doc. #1074-1] (the “Plan”) filed by Saratoga Resources, Inc. (“Saratoga”), Harvest Oil & Gas, LLC (“Harvest Oil & Gas”), The Harvest Group, LLC (“Harvest Group” and, together with Harvest Oil & Gas, the “Harvest Companies”), Lobo Operating, Inc. (“Lobo Operating”), and Lobo Resources, Inc. (“Lobo Resources” and, together with Lobo Operating, the “Lobo Companies”), each a debtor and debtor-in-possession (Saratoga, Harvest Oil & Gas, Harvest Group, Lobo Operating, and Lobo Resources, individually referred to herein as a “Debtor” and collectively referred to herein as the “Debtors”), Macquarie Americas Corp., in its capacity as Holder of Equity Interests in Saratoga, and the Equity Holders’ Committee.

The Court having considered (a) the Plan, (b) all other documents and notices related to the Plan that are part of the record of these cases, (c) the record of the entire above-captioned cases, (d) the objections filed with respect to the confirmation of the Plan, and (e) the evidence presented and the argument of counsel at the Confirmation Hearing1; and the Court having determined, for oral reasons assigned in open court, that just cause has been established for the relief requested by the Debtors and that all requirements for the confirmation of the Plan have been satisfied, IT IS HEREBY ORDERED THAT:

1.

Confirmation of the Plan.  The Plan, attached hereto as Exhibit A, is hereby confirmed.

1 All provisions of the Plan, including all definitions therein and all exhibits attached thereto, and all Plan Documents, are adopted as part of this Confirmation Order as if set forth in this Order in extenso.  The failure specifically to include or reference any particular provisions of the Plan (including, without limitation, the exhibits) or any Plan Document in this Confirmation Order shall not diminish or impair the efficacy of such provisions.

2.

Injunction.

As and to the extent not inconsistent with sections 524 and 1141 of the Bankruptcy Code, and except as otherwise expressly provided in the Plan (including in Section 4.2 and Section 4.3), all Entities who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against any of the Debtors or Reorganized Debtors with respect to any such Claim or that could have been commenced by the Holder of such Equity Interest against any of the Debtors or Reorganized Debtors on the basis of conduct by any of the Debtors or Reorganized Debtors on or prior to the Effective Date; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Debtors or the Reorganized Debtors on account of any such Claim or that could have been commenced by the Holder of such Equity Interest against any of the Debtors or Reorganized Debtors on the basis of conduct by the Debtors or Reorganized Debtors on or prior to the Effective Date; (c) creating, perfecting or enforcing any Lien against any of the Debtors or Reorganized Debtors, or against any of their Assets, on account of any such Claim or that could have been commenced by the Holder of such Equity Interest against any of the Debtors or Reorganized Debtors on the basis of conduct by any of the Debtors or Reorganized Debtors on or prior to the Effective Date; and (d) asserting any right of setoff, subrogation or recoupment of any kind (except under section 362(b)(26) of the Bankruptcy Code as provided in section 553 of the Bankruptcy Code) against any obligation due from any of the Debtors or Reorganized Debtors or against the Assets of any of the Debtors or Reorganized Debtors on account of any such Claim or that could have been commenced by the Holder of such Equity Interest against any of the Debtors or Reorganized Debtors on the basis of conduct by the Debtors or Reorganized Debtors on or prior to the Effective Date.

3.

Discharge of Debtors and Claims.  Except as otherwise provided in the Plan (including in Section 4.2, Section 4.3, Section 7.3(b), and Section 7.3(c)), the rights afforded in the Plan and the treatment of all Claims in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of every nature, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or the Reorganized Debtors, or any of their Assets.  As and to the extent not inconsistent with sections 524 and 1141 of the Bankruptcy Code, and except as otherwise provided in the Plan (including in Section 4.2, Section 4.3, Section 7.3(b), and Section 7.3(c)), subject to the occurrence of and as of the Effective Date (i) all such Claims against the Debtors shall be satisfied, discharged, and released in full and (ii) all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors to the extent the Claims are satisfied in full, or Equity Interests are retained hereunder, their Assets, or any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature, whether known or unknown, that occurred on or prior to the Effective Date, or that could have been commenced by the Holder of an Equity Interest against any of the Debtors or Reorganized Debtors on the basis of conduct by the Debtors or Reorganized Debtors on or prior to the Effective Date, whether or not (a) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) such Claim or Equity Interest is allowed under section 502 of the Bankruptcy Code, or (c) the Holder of such Claim or Equity Interest has accepted the Plan; provided that the discharge shall not apply to the Reorganized Debtors’ obligations under the Plan or any Plan Document or to the Debtors’ contingent liability (if any) for plugging, abandonment, and/or reclaiming wells, facilities, and pipelines, whether such liabilities are direct or arise through contractual indemnity obligations; provided, further, that the discharge shall not apply to the Equity Interests in the Harvest Companies or the Lobo Companies. Except as provided herein and in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. Nothing in the Plan, this Order or the application of sections 524 and 1141 of the Bankruptcy Code shall impair or alter in any manner whatsoever the obligations of any of the Debtors (i) to plug and abandon any of the wells owned or previously owned or (ii) to remediate the surface lands affected by the mineral interests owned or previously owned by the Debtors; this non-impairment includes the rights of any party under any applicable law, operating agreement or other contractual relationship with the Debtors including but not limited to (i) any right to assert any claim against the Debtors within the time periods established under non-bankruptcy law or contractual provisions, (ii) any right to set off and/or recoup claims in the future under applicable non-bankruptcy law, (iii) assert and perfect security interests or liens under applicable non-bankruptcy law or contractual provisions or (iv) serve to release, discharge or enjoin the enforcement of any of the Debtors’ obligations for the plugging, abandonment and remediation related to all mineral interests owned or previously owned by any of the Debtors.

4.

Exculpations.

As and to the extent not inconsistent with section 524(e) of the Bankruptcy Code or 26 U.S.C. § 6672, the officers, directors, managers, members, and professionals of the Debtors, the Macquarie Parties, the Wayzata Parties, the Unsecured Creditors’ Committee, and the Equity Holders’ Committee shall have no liability to any Holder of a Claim or Equity Interest or other Entity (including the foregoing Entities) for any act, event, or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the negotiation of the Plan, the Consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for any liability based on willful misconduct or gross negligence.  In all such instances, the above-referenced parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Bankruptcy Cases and under the Plan.  Such exculpation shall not extend to any post-Petition Date act of any Entity other than in connection with that Entity’s official capacity in the Bankruptcy Cases.

5.

Plan Documents.  The Plan Documents (including, without limitation, the Macquarie Amended and Restated Credit Agreement, the Wayzata Amended and Restated Credit Agreement, and the Amended Organizational Documents, together with all exhibits and schedules thereto and documents referred to therein or contemplated thereby), and any amendments, modifications, and supplements thereto, as applicable, are duly authorized and approved when executed and delivered.  On the Effective Date, the adoption of the Amended Organizational Documents, the issuance of the Wayzata New Warrant and the shares of Reorganized Saratoga upon the exercise thereof, and the issuance of the Creditors’ Shares shall be duly authorized and approved in all respects, in each case without further action under applicable Law (including, without limitation, any action by the stockholders or directors of any of the Debtors or the Reorganized Debtors), and all matters provided for under the Plan that would otherwise require the approval of the stockholders or directors of any of the Debtors or the Reorganized Debtors shall be deemed to have occurred on the Effective Date pursuant to applicable Law.

6.

Authorization to Consummate Plan.  Bankruptcy Rules 3020(e) and 6006(d) shall not be applicable to this Confirmation Order, and the Debtors are authorized to consummate the Plan immediately upon the satisfaction or waiver, as applicable and in accordance with the provisions of the Plan, of the conditions precedent set forth in section 11.1 of the Plan.

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This order was prepared and submitted by:

Robin B. Cheatham (#4004)

John M. Duck (#5104)

ADAMS AND REESE LLP

4500 One Shell Square

New Orleans, LA  70139

Telephone:  (504) 581-3234

Facsimile:  (504) 566-0210

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